Exhibit 10.1

September 2, 2011

Grand Eastern Financial Group Limited
10/F, Miramar Tower, 132 Nathan Road
Tsim Sha Tsui, Kowloon, Hong Kong

Re: Financial Advisor for AlpahRx, Inc.

Dear Mr. Loew:

This letter sets forth the terms and conditions on which AlphaRx, Inc. (the "Company") has engaged Grand Eastern Financial Group (the “Advisor”) for a period of 12 months from the date of this letter (the “Term”) to provide certain investment banking and financial advisory services in connection with a possible Transaction (as defined below). This letter will confirm our mutual understanding of the basis on which the Advisor will act as the Company's non-exclusive investment Advisor with respect to evaluating certain possible strategic opportunities, which may include mergers and acquisitions, joint ventures, recapitalizations of the Company or its business assets.

1. Services to be Provided by the Advisor

In undertaking this assignment, the Advisor and the Company will work together in the following manner:

a)	The Advisor will identify potential target partners for each of the Company’s businesses that are qualified to enter in a strategic transaction with the Company in connection with that business;
b)	The Company will prepare and keep updated detailed materials regarding its drug development business and any other proposed businesses;
c)
Advisor shall identify, contact, qualify and use all reasonable diligence to deliver to the Company meetings with individuals at each of the potential target partners. Advisor shall be diligent and use best efforts to reach these individuals, making multiple attempts to connect with them. Prior to providing any confidential information to third parties, Advisor will obtain an executed nondisclosure agreement approved by the Company. Advisor shall keep the Company abreast of all its progress, contacts and correspondence with these prospects;

d)
Advisor shall stay in touch with potential targets and work towards indication of interests, solicit proposals or term sheets and help the Company evaluate and negotiate any firm offers from as many potential acquirers as possible;

e)
Advisor understands and agrees that the Company is under no obligation to accept or enter into to any transaction and that the result may be that Advisor receives no compensation for providing the services contemplated hereunder.

2. Certain Agreements of the Company

The Company agrees that:

it shall i) furnish the Advisor with the names of all parties with which the Company has had discussions or contacts concerning a possible Transaction; and ii) notify the Advisor promptly if any person contacts or approaches the Company or any of its directors, officers or employees in connection with a possible Transaction or an expression of interest therein; and it shall i) make available to the Advisor all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company and its subsidiaries (collectively the “Information”) which the Advisor reasonably requests in connection with the performance of its services hereunder; ii) notify the Advisor of any material change or development that may lead to a material change in the Information; and iii) provide the Advisor with timely access to the directors, officers, employees, independent auditors, Advisors and financial, legal and other professional advisors of the Company as the Advisor may reasonably request in performing its services hereunder.

3. Compensation

The Company hereby agrees to pay the Advisor, as compensation for its services hereunder, a transaction fee (the “Transaction Fee”). The Transaction Fee is the sole compensation that the Advisor shall receive. Advisor is not required to travel or incur expenses in the completion of this engagement and as such the Transaction Fee shall be the sole compensation to Advisor under this agreement. In the event the Company consummates at any time one or more Transactions pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the Term, the Company agrees to pay Advisor a fee equal to 5% of Transaction Value.

“Transaction Value” shall mean the consideration actually paid to or paid by the Company for a Transaction in the form of cash, capital stock (which shall be deemed to include all amounts paid or to be paid into escrow and any other deferred payment of cash or capital stock) or any other form of consideration other than cash or capital stock.

"Transaction" shall mean merger, business combination or reorganization, acquisition of some or all of the stock or assets of another company, purchase or sale of some or all of the stock or assets of the Company not in the ordinary course of business, joint venture, licensing, agreement, royalty agreement, distribution agreement or any similar transaction or combination thereof

5. Termination

This letter may be terminated upon 30 days written notice by either the Company or the Advisor; provided that such termination shall not affect the rights and obligations set forth in Appendix A. Advisor shall receive a Transaction Fee for any Transaction completed within six months after the termination of this agreement with any party with which discussions commenced during the term of this agreement.

6. Indemnification

Appendix A is hereby incorporated into this letter by reference and made a part hereof.

7. Miscellaneous

a)	This letter, including Appendix A, incorporates the entire agreement of the parties with respect to the subject matter of this letter, and may not be amended or modified except in writing.
b)	The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.
c)	This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
d)
Each of the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) and the Advisor hereby irrevocably waive any right they may have to a trial by jury in respect of any claim, counter-claim or action based on or arising out of this letter, the Advisor’s performance under this letter or the transactions contemplated hereby.

e)
This letter may not be assigned by either party hereto without the other party's prior written consent; provided, however, the Company may assign in whole its rights in connection with a sale or other disposition of all or substantially all of its assets, merger or similar transaction.

f)
Advisor agrees he shall not undertake any services for the Company pursuant to this Engagement Letter for which a broker-dealer or other license shall be required by any exchange, state or federal regulatory body. In the event Advisor does undertake services for which a broker-dealer or other license shall be required by any exchange, state or federal regulatory body, Advisor agrees to indemnify and defend the Company as provided in Appendix A, 2 attached hereto for any penalty, cost, claim or cause of action which may arise or be related Advisors failure to be property licensed.

Sincerely,

/s/ Michael Lee
Michael Lee
President & Chief Executive Officer

Accepted and agreed to as of this 2nd day of September, 2011.

/s/ Paul Loew
Paul Loew
Managing Director

Appendix A

1) Company Indemnification. The Company agrees to indemnify and hold harmless the Advisor (the "Indemnified Party"), from and against any claims, losses, expenses (excluding those expenses contemplated in paragraph 3 of the Agreement), damages and liabilities, joint or several, as they may be incurred, related to or rising in any manner out of any transaction, proposal or any other matter contemplated by the engagement of the Advisor under the Engagement Letter between the Company and the Advisor dated September 2, 2011 (the "Matters"); provided however, that the Indemnified Party will not be entitled to indemnification for their own gross negligence or acts of intentional conduct. The Company also agrees that the Indemnified Party shall not have any liability to the Company or its affiliates, partners, directors, officers, Advisors, agents, employees, controlling persons, creditors or security holders for any losses, claims, damages, liabilities or expenses related to or arising out of any Matters unless expressly provided in the Agreement. The Company will promptly reimburse the Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense for pending or threatened claims related to or arising in any manner out of any Matter, or any action or proceeding arising therefrom.

Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to the Advisor and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or experts retained by the Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, the Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of the Indemnified Party unless i) the Company and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to the Advisor in such litigation or proceeding, or iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and the Indemnified Party and representation of the Company and the Indemnified Party by the same counsel or experts would in the reasonable opinion the Advisor be inappropriate due to actual or potential differing interests between the Company and any the Indemnified Party.

The Company shall not, without the prior written consent of the Advisor, which shall not be unreasonably withheld, delayed or conditioned, settle any litigation relating to the Engagement Letter or any Matter unless such settlement includes an express, complete and unconditional release of the Advisor with respect to all claims asserted in such litigation or relating to the Engagement Letter or any Matter; such release to be set forth in a instrument signed by all parties to such settlement. Without the prior written consent of the Company which shall not be unreasonably withheld, delayed or conditioned, the Indemnified Party shall not settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time the Indemnified Party requests that the Company reimburse the Indemnified Person for fees and expenses as provided in this agreement, the Company agrees that it shall be liable for any settlement of any proceeding effected without its prior written consent if i) such settlement is entered into more than 30 days after receipt by it of the request for reimbursement, and ii) it shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. The exculpation, indemnity, reimbursement and contribution obligations of the Company shall survive the termination of the Engagement Letter, shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or the Indemnified Party. Capitalized terms used, but not defined, in this Appendix A, have the meanings assigned to such terms in the Engagement Letter.

2. Advisor Indemnification. The Advisor agrees to indemnify and hold harmless the Company (the "Advisor Indemnified Party"), from and against any claims, losses, expenses (excluding those expenses contemplated in paragraph 3 of the Agreement), damages and liabilities, joint or several, as they may be incurred, related to or rising in any manner out of the services provided by the Advisor under the Engagement Letter between the Company and the Advisor dated September 2, 2011 (the "Advisor Matters"); provided however, that the Advisor Indemnified Party will not be entitled to indemnification for their own gross negligence or acts of intentional conduct. The Advisor also agrees that the Advisor Indemnified Party shall not have any liability to the Advisor or its affiliates, partners, directors, officers, advisors, agents, employees, controlling persons, creditors or security holders for any losses, claims, damages, liabilities or expenses related to or arising out of any Advisor Matters unless expressly provided in the Agreement. The Advisor will promptly reimburse the Advisor Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense for pending or threatened claims related to or arising in any manner out of any Advisor Matter, or any action or proceeding arising therefrom.

Advisor may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to the Company and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Advisor shall not be liable for the fees and expenses of any other counsel or experts retained by the Advisor Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Advisor shall have so assumed, the Advisor Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of the Advisor Indemnified Party unless i) the Advisor and the Advisor Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, ii) the Advisor shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to the Company in such litigation or proceeding, or iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Advisor and the Advisor Indemnified Party and representation of the Advisor and the Advisor Indemnified Party by the same counsel or experts would in the reasonable opinion the Company be inappropriate due to actual or potential differing interests between the Advisor and any the Advisor Indemnified Party.

The Advisor shall not, without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, settle any litigation relating to the Engagement Letter or any Advisor Matter unless such settlement includes an express, complete and unconditional release of the Company with respect to all claims asserted in such litigation or relating to the Engagement Letter or any Advisor Matter; such release to be set forth in an instrument signed by all parties to such settlement. Without the prior written consent of the Advisor which shall not be unreasonably withheld, delayed or conditioned, the Advisor Indemnified Party shall not settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time the Advisor Indemnified Party requests that the Advisor reimburse the Advisor Indemnified Person for fees and expenses as provided in this agreement, the Advisor agrees that it shall be liable for any settlement of any proceeding effected without its prior written consent if i) such settlement is entered into more than 30 days after receipt by it of the request for reimbursement, and ii) it shall not have reimbursed the Advisor Indemnified Party in accordance with such request prior to the date of such settlement.

The exculpation, indemnity, reimbursement and contribution obligations of the Advisor shall survive the termination of the Engagement Letter, shall be in addition to any liability which the Advisor may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Advisor or the Advisor Indemnified Party. Capitalized terms used, but not defined, in this Appendix A, have the meanings assigned to such terms in the Engagement Letter.